Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly Held Company

NOTICE TO THE MARKET

Judicial reorganization recognized as a foreign main proceeding in the United States

Oi S.A. – In Judicial Reorganization (the “Company”), further to the Notice to the Market dated June 22, 2016, informs its shareholders and the market in general that the hearing to consider the chapter 15 petitions of the Company, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization and Oi Móvel S.A. – In Judicial Reorganization (the “Debtors”) was held on this date before United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”). The Debtors sought recognition of their jointly administered judicial reorganization (recuperação judicial) proceeding presently ongoing in the 7th Corporate Court of the Judicial District of the State of Rio de Janeiro (the “RJ Proceeding”) as a “foreign main proceeding,” as that term is defined in 11 U.S.C. § 1502(4), with respect to each of the Debtors.

No objections to recognition were made, and the U.S. Bankruptcy Court concluded the hearing by issuing an oral ruling granting recognition of the RJ Proceeding as a foreign main proceeding with respect to each of the Debtors. As a consequence of recognition, a stay under 11 U.S.C. § 362 is imposed automatically by operation of law, extending the provisional stay obtained on June 22, 2016 and barring actions in the United States against the Debtors and their U.S. assets, including actions to terminate or otherwise interfere with the Debtors’ U.S. telecom operating contracts.

The Company will keep its shareholders and the market informed of any development of the subject matter of this Notice to the Market.

Rio de Janeiro, July 21, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer